Exhibit 4.22

AMENDMENT OF OPTION AGREEMENT FOR PURCHASE OF
MINING CONCESSIONS, EXERCISE OF OPTION AND PURCHASE

RIO CÓNDOR RESOURCES S.A.

AND

CONTRERAS VILLAR, MARIO LEONCIO AN OTHERS

In Copiapó, on September 15, 2010, before me [NOTARY MENTIONS], there appear: (a) RIO CÓNDOR RESOURCES S.A., closely held stock corporation engaged in mining, taxpayer number 76,072,443-2 properly represented, as will be evidenced by Mr. FRANCISCO SCHUBERT SEIFFERT, Chilean, divorced, mechanical engineer, national identification card number 6,095,824-6 and Mr. MARCELO ANTONINO OLIVARES CABRERA, Chilean, unmarried, lawyer, national identification card No. 10,703,661-K, all domiciled in the city of Santiago and in transit in this city, at Camino del Sol number 3895-7 Borough of Lo Barnechea, hereinafter indistinctly “RCR” or the “Beneficiary”; (b) Mr. MARIO LEONCIO CONTRERAS VILLAR, Chilean, pensioned, married and with full separation of property, national identification card number 2.800.468 -0, domiciled in this city at No. 177 Vicuña St., Borough of Copiapó hereinafter indistinctly and as may be pertinent the “Offeror”, the “Seller” or the “Mortgagor” and (c) Mr. LUIS JUAN DEPETRIS DEFLORIAN, Chilean, married, and with full separation of property, entrepreneur, national identification card number 6.462,196 -3, pro se and on behalf, as will be evidenced Asesorías e Inversiones Invermondo Limitada, limited liability company engaged in the business of its denomination, TPN 77.931.440 -1, both domiciled in the city of Santiago, and in transit through this city, at Avenida Eduardo Frei Montalva number 9870, Borough of Quilicura, hereinafter indistinctly and jointly the “Mortgagee”, the appearing parties of legal age who evidenced their identity with the aforementioned cards and state:

FIRST. BACKGROUND

1.1. By public deed dated 23 January 2010, issued by the Notary of Copiapó Mr. Luis Alberto Contreras Fuentes, amended by public deed dated March 16th, 2010, issued by the Notary of Santiago Mrs. Antonieta Mendoza Escalas (the “Option Deed”), MARIO LEONCIO CONTRERAS VILLAR, as the Offeror, granted in favor of RIO CÓNDOR RESOURCES S.A. the option to buy, by irrevocably offering to sell, assign and transfer, in the terms outlined in article 179, final paragraph of the Mining Code, the mining tenements named “SIMONETTA UNA AL VEINTE” (the “Property”), whose incorporation deed and measurement certificate are registered on page 747, backside, number 182 of the 2000 Ownership Registry of the Mines Keeper of Copiapó accounting for the ownership deed to the name of the Offeror, hereinafter indistinctly referred to the “Option”. The Option terms, conditions and wording are expressed in the clauses contained in the Option Deed detailed in this Section.

1.2. The period during which the Option Beneficiary or its assigns or successors may freely accept or deny the Property purchase offer expires at midnight of the last day of the forty-eight month period as from the date of the Option Deed, that is, no later than the twenty-third day of January, 2014. Likewise, it was agreed that the offered sales price is the amount of one million US Dollars, payable in the terms indicated in clause number six of the Option Deed, and the amount of thirty thousand US Dollars has been paid in advance to the date of the execution of the Option Deed. The Offeror has acknowledged receipt of that amount at full satisfaction which receipt is ratified hereon.

1.3. The Option in favor of RCR was registrated on page thirty-two, number 15 of the 2010 Registry of Mortgages and Liens Registry, of the Mines Keeper of Copiapó. Likewise a pledge and disposal prohibition granted by the Offeror in favor of RCR, is registered on page Ten, backside, number eight of the 2010 Prohibitions and Interdictions Registry, of the above captioned keeper.

1.4. Mr. LUIS JUAN DEPETRIS DEFLORIAN & ASESORIAS E INVERSIONES INVERMONDO LIMITADA, have also appeared to the Option Deed execution, considering that they and the Offeror have undersigned the instrument named “Mining Tenements Sales Cancellation, Settlement and Transaction”, hereinafter referred to the “Transaction”, by virtue of which, the parties cancel the sales of the tenements “SIMONETTA 1 AL 20” (subject matter of this Option) of Mr. MARIO LEONCIO CONTRERAS VILLAR to ASESORIAS E INVERSIONES INVERMONDO LIMITADA, keeping the former the ownership of the tenements “SIMONETTA 1 AL 20”, admitting a total debt of four thousand two hundred Unidades de Fomento in favor of LUIS JUAN DEPETRIS DEFLORIAN and ASESORIAS E INVERSIONES INVERMONDO LIMITADA, which can be called upon if the Beneficiary exercises the Option. The Mortgagor and the Mortgagee have also agreed in the Option Contract to exchange the balance due equaling four thousand and two hundred Unidades de Fomento to the total amount of one hundred and seventy-six thousand US American Dollars (the “Debt”) which debt is to paid in two installments: The first payments shall be made for the amount of fifty thousand US Dollars and the second payment shall be made for one hundred and twenty-six thousand US Dollars, after twelve and twenty-four months, respectively, as from January 23, 2010. Such payment shall be made by RCR against the amount owned to the Beneficiary. of the Option Deed.

1.5. In order to secure the payment of the debt mentioned in the preceding section, the following encumbrances and prohibitions over the tenements “SIMONETTA 1 AL 20” are maintained in favor of Mr. LUIS JUAN DEPETRIS DEFLORIAN and ASESOR¥AS E INVERSIONES LIMITADA. To wit: (i) Mortgage registered on page 129, number 51, of the 2008 Mortgage and Encumbraces Registry of the Mines Keeper of Copiapó; and (ii) Prohibition to place encumbrances or dispose or execute any acts or contracts registered on page fifty-seven, number thirty-three of the 2008 Prohibitions and Interdictions Registry of the same Mines Keeper.

1.6. Additionally, on the Option Deed, the Mortgagee to the sole effects of the execution of the Option, canceled the mortgage and the prohibition outlined in section one.four above, being the mortgage incorporated in favor of RCR as a first degree mortgage, and the mortgage incorporated in favor of the Mortgagee as a second grade Mortgage. One.seven. Through letter dated fourteenth of July, 2010, RCR notified the Offeror and the Mortgagee of a major force event, for on July 7, 2010, RCR made a site visit to the land occupied by the Property, in order to conduct prospecting activities as expressly authorized under Clause number four of the Option Deed, but RCR was not allowed to enter the Property by a third party and such situation has not changed to date. As a consequence of such situation, since that date RCR has faced and continues to face a major force event in terms of the clause number twelve of the Option Deed, notifying the Offeror by means of the above mentioned Notification that the Option application is understood as suspended from that date to the expiration of the major force event, after such circumstance is communicated in writing by the Offeror to RCR and the Offeror and the Mortagee acknowledge receipt of such notification and understand the scope thereof.

TWO: Amendment to the Mining Concessions Purchase Option Contract The Offeror and the Beneficiary, with the Mortgagee’s express consent, hereby agree to amend the Option in the terms outlined below. Such amendment shall be valid on this date.

2.1. Clause number six of the Option Deed shall be amended and replaced with the text outlined below:

“SIX: PRICE OF THE OFFERED SALES

6.1. The offered sales price shall be composed of a fixed part (the “Fixed Part”) and an overprice subject to the fulfillment of the condition (the “Overprice”): (a) Fixed Price.- RCR shall pay if the Option being the subject matter of the Option Deed is exercised, as a sales fixed price the total amount of one hundred and five US Dollars. From that amount, the Offeror has received at its full satisfaction thirty thousand US Dollars and the Offeror acknowleges receipt thereof, the balance of seventy five thousand US Dollars being payable in the following terms and conditions: (i) ten thousand US Dollars when the Option is exercised; and (ii) seventy-five thousand US Dollars no later than January 23, 2011. The payment of the balance of the sales price outlined in number (ii) above shall be made in the terms specified in section Six.Three below. In case of non payment, the terms outlined in Section Six.Four and Six.Five shall apply; and (b) Overprice:- Total amount eight hundred and ninety-five thousand US Dollars payable by RCR to the Offeror on the condition that in the period expiring on April 15, 2014, an Expert in Mining Resources and Reserves, as mentioned in Law number twenty thousand two hundred and thirty-five of 31 December, 2007, shall issue a technical report according to the provisions contained in Article eighteen of such Law, determining that on the tenements “SIMONETTA 1 AL 20” there are mining resources for a minimum quantity of five million tons (the “Condition”). Should those resources be determined as non existing on the Expert’s technical report, then the overprice shall be not be applicable, notwithstanding the payments made by RCR against such Overprice as agreed on section 6.1 below and they shall be considered to the benefit of the Seller as only and compensating indemnity for any damage that the Overprice non-payment may have caused or will eventually cause.

6.2. Against the overprice, that is the lump sum of 895.0000 US Dollars, RCR shall pay to the Offeror the amounts specified in the terms outlined below: (a) 150,000 US Dollars, no later than April 15, 2012; (b) 245,000 US Dollars no later than April 15, 2013; and (c) 500,000 US Dollars no later than April 15, 2014. Should RCR consider the condition as met prior to the date stated in letter (c) above, or should RCR waive to that condition and decide to pay the total amount of the overprice prior to that date, after the Option has been executed, RCR shall pay in cash any amount considered to be outstanding to the date of the fulfilment or express waiver to that condition until such overprice is entirely paid.

6.3. The payment of the sales price balance indicated in number (ii) of letter (a) of section 6.1 above, and the payment of each of the installments of the overprice outlined in letters (a) to (c) of Section 6.2 above, shall be made at the office of the Notary who authorizes this Deed, his successor or replacement, against the Offeror’s signature of the relevant certificate of receipt or the signature of the Mortagee, as applicable. The liability of RCR to the Offeror regarding the payment of each of the above cited installments of the overprice, shall be considered as entirely met with the delivery of a sight draft issued to the name of the Offeror or the Mortgagee, as applicable, for the corresponding amount. Each sight draft shall be delivered by the dates stipulated on paragraph (ii) of letter (a) of section 6.1 above, and paragraphs (a) to (c) of section 6.2 above. The mentioned sight drafts shall be issued for the amount corresponding to the relevant installment according to the exchange rate valid to the payment date on its equivalent in Chilean pesos. The Notary shall not deliver to the Offeror and/or the Mortgagee, where applicable, or to anybody representing their rights, the corresponding sight draft, but against the signature of the relevant receipt certificate (with express waiver to any resolution action for the price balance or instalment of the regarding overprice, and express issuing of release and cancel from the Mortgagee in terms of section 5.1 of clause fifth hereinafter). The public deed draft of receipt shall be given by RCR to the Notary in charge. The Notary fees because of these operations shall be paid by RCR.

6.4. Should RCR for any reason or motive be late in the payment of the sales price balance indicated in letter (ii) of letter (a) of number 6.1 above, the payment of the Overprice (once the condition is met) or should RCR be late in the payment of any of the installments outlined in letters (a) to (c) of number 6.2 above, RCR shall have an extension period of fifteen days as from the date when the condition is considered to be met Should RCR fail to make any payment when due, it shall be understood that it has no intention to pay the Fixed Price balance or the Overprice, or any balance due. In that case and not needing any judicial or arbitral ruling, the following terms will be applied, as needed. (i) Should RCR fail to execute the Option, then this Option Deed shall be terminated immediately, not needing any judicial or arbitral ruling; or (ii) Should RCR exercise the option RCR shall transfer to the Offeror and then the Seller the Property at the total lump sum of one US Dollar which amount shall be deemed as paid-up at the time when the transfer contract is delivered, in accordance with the following terms:

6.4.1 The parties shall sign the respective document that puts the Property transfer on record, in accordance with any of the above mentioned cases, in a period of thirty (30) calendar days as from the deadline granted to RCR for the fulfillment of the respective duty, with the Seller’s express statement to waive to any cancellation action and the collection of the balance of the sales fixed price or the Overprice balance, as applicable.

6.4.2. Upon the expiration of the above mentioned period, and if the transfer deed has not been undersigned yet, the party that is willing to meet such duty may engage the services of the attorneys-at-law Patricio Pinto Castro and Marcelo Olivares Cabrera, for them to jointly sign and deliver – after accrediting the circumstances detailed in number 6.4 hereof- on behalf of the breaching party, all documents that may be necessary for the materialization of the mentioned transfer. The expiration of the period that RCR has to make the payments against the balance of the sales price or the overprice, as applicable, shall be certified by the Notary authorizing this instrument, his successor or replacement, for him to certify the respective period plus the extension period of fifteen (15) calendar days during which RCR ex officio has failed to leave the sight draft and relevant public deed in custody and with instructions in the terms outlined in section 6.3 above. Upon the expiration of the above mentioned period, and if the transfer deed has not been signed yet, the party that is willing to meet such duty may request the services of the arbiter nominated in clause thirteen hereof for him to sign and deliver – after accrediting the circumstances detailed in number 6.4 hereof- on behalf of the breaching party, all documents that may be necessary for the materialization of the mentioned transfer. The expiration of the period for RCR to make the payments against the Overprice shall be certified by the Notary authorizing this instrument, his successor or replacement, who shall certify the expiration of the respective period plus the mentioned fifteen calendar days of extension.

6.4.3. To the effects hereof, Mr. MARIO LEONCIO CONTRERAS VILLAR and RIO CÓNDOR RESOURCES S.A. specially empower the attorneys-at-law PATRICIO PINTO CASTRO y MARCELO OLIVARES CABRERA, for them to act jointly and grant and sign all documents that may be necessary for the materialization of the final transfer. The proxy outlined hereon is of free nature and the attorney is released from the duty to report his/her actions.

6.5. If RCR fails to pay the balance of the sales fixed price indicated in letter (ii) of letter (a) of number 6.1 above, or any of the installments of the Overprice outlined in letters (a) to (c) of number 6.2 above, and the deadlines to pay or complete the payment of such concepts are expired, or if RCR expresses at any time its will of not to materialize the offered sales, not to pay the balance of the sales fixed price, or not to pay any of the Overprice installments, such circumstances will not ensue any liability to RCR, except for the fulfilment of the provisions contained in number 6.4 above, and no damage of whatsoever nature will be caused to Mr. MARIO LEONCIO CONTRERAS VILLAR, Without detriment to the fact that he will keep the amounts paid by RCR on account of installments of the fixed price or Overprice or patents, which will be anyhow be understood as single and total compensation for consequential damages, loss of profits or effective or potential damages that may have occurred now or in the future to the Offeror by reason of this Contract, the execution or termination of this Contract or for any other reason in relation hereto, not there being any duty for extraordinary payments and all actions or rights are now waived in connection with this contract.”

2.2. Having the Mortgagee agreed upon the Sales Price amendment and the schedule of the payments indicated in section two.one above, he expressly agrees that the payment of the Mortgagor’s debt installments, as detailed in letter (ii) of number 7.3 of Clause Seven of the Option Deed will be paid with a portion of the payments to be made by RCR to the Mortgagor against the balance of the sales fixed price, on the date indicated in letter (ii) of (a) of number 6.1 above, and the first installment of the above mentioned Overprice, as outlined in letter a) of number 6.2, of number 2.1 above.

2.3. The Option Deed continues to be in force in all respects not expressly amended herein.

THREE: Option Exercise and Sales

3.1. By virtue of the new Clause Six of the Option Deed (outlined in number 2.1 of clause Two above), RIO CONDOR RESOURCES S.A. duly represented by FRANCISCO SCHUBERT SEIFERT and MARCELO OLIVARES CABRERA, hereby express its acceptance of the sales offer of the tenements “SIMONETTA 1 AL ” in the terms agreed upon on the Option

3.2. As a consequence of the acceptance of the Option and by virtue of the provisions contained in Article 169 of the Mining Code, RIO CONDOR RESOURCES S.A. has formalized the sales of the following mining tenements called “SIMONETTA UNA AL VEINTE”, specified in Section 1.1 of Clause one above.

3.3. Mr. MARIO LEONCIO CONTRERAS VILLAR, hereby declares to have received at his full satisfaction the amount of ten thousand (USD10,000) American Dollars, equaling in domestic currency to the amount of four million nine hundred forty eight thousand three hundred (CLP 4,948,300), at the exchange rate published by the Central Bank on September 14, 2010, of 494.83 per American Dollar. The Offeror hereby expresses his full satisfaction to this regard. Hence and in the light of the amount paid to this date of thirty thousand (USD30,000) American Dollars, according to the provisions contained in section 1.2 above, the Offeror considers to have received the full payment of the Sales Fixed Price of the Option for the lump sump of forty thousand American Dollars and the only amount due is the balance of the sales fixed price, detailed in letter (ii) of letter (a) of number 6.1 above, without prejudice to the outstanding balance of the Overprice agreed upon in letter b) of Section 6.1 of the new Clause Six of the Option Deed.

3.4. The Property is sold “as it is”, with all its customs and practices, duly registered rights and easements, and the Seller is liable for any legal disencumbrance.

FOURTH. OVERPRICE

4.1. RIO CONDOR RESOURCES SA is required to meet for Mr. LEONCIO CONTRERAS MARIO VILLAR the overprice equivalent to US$895,000 under the condition and the terms agreed by the parties in letter b) Section 2.1 of the new clause Sixth of the Option deed, which is detailed in paragraph 2.1 of the second clause of this instrument.

4.2. The Seller, Mr. LEONCIO CONTRERAS MARIO VILLAR, states accept that the obligation of paying the overprice is conditional subject to the condition established in the clause set out in paragraph 4.1 above, condition which has a modal nature because it is subject both to certain events or conditions and / or terms which depend on one party as well as random circumstances from exploration or mining operations. Therefore, and moreover, the Seller declares his express consent to RCR - taking account of their technical and professional experience - will decide at its sole discretion whether or not it meets the condition based on the technical report from a Competent Person Resources and Mineral Reserves of the Republic of Chile which to be issued later than April 15, 2014, resigning from now to any action or claim based on RCR’s decision.

FIFTH. MORTGAGE DEBT. PAYMENT AND PARCIAL RELEASE OF ENCUMBRANCES

5.1. By this act, moreover and because the exercise of the Option by RCR, the Mortgagor, Mr LEONCIO CONTRERAS MARIO VILLAR, recognized that is obligated to pay the Debt to the Mortgagee, that is, jointly Mr. JUAN LUIS DEPETRIS DEFLORIAN and INVERMONDO AND INVESTMENT CONSULTING LIMITED, as follows, as already agreed in the Deed of Option: (i) the Mortgagor agrees to pay to Mortgagee the amount referred in two installments, the first of US$50,000 and the second US$126,000, payable from the payments RCR must fulfill upon the balance of the purchase price stated in subparagraph (ii) of subparagraph (a) of section 6.1, as well as the payment of the first Overprice installment detailed on letter a) of paragraph 6.2, both of the new clause Sixth of the Option Deed, detailed in section 2.1 of the clause second of this instrument. (ii) For purposes of realizing these two payments, the Mortgagor ratifies and gives special and irrevocable power of attorney to RCR, in case the obligation to pay the Overprice previously mentioned keeps in force, pay directly to Mortgagee the amounts detailed in the preceding paragraph deducting such amounts from the amount of the Overprice installments that Mortgagor perceives as a beneficiary of the Overprice. Furthermore, the Mortgagor agrees and accepts that, if applicable the respective payment, he will receive directly from: 1) the balance of Fixed Price sale referred to in subparagraph (ii) of subparagraph (a) of section 6.1 of new Sixth clause of the Deed Option, the amount of US$15,000, corresponding to the remaining US$50,000 to the payment of the Debt, in terms of herein; and 2) the amount mentioned in point (b) Section 6.2 of the clause Sixth, the amount of US$24,000, corresponding to the remaining 126,000 to the payment of the Debt, also in terms of herein. It is expressly stated that the power of attorney hereby conferred by the Mortgagor to RCR is of a gratuitous nature and that the attorney in fact is exempted from the obligation to render account of its fulfillment. (iii) With respect to the payments that RCR must make to the Mortgagee by virtue if this section 5.1, they will be made in a sight draft taken to the order of Mr. Luis Juan Depetris Deflorian, for which the Mortgagee confers to him a special and irrevocable mandate in order that he may receive such payments, give receipts, cancellations and releases, and subscribe the rest of the acts or contracts, by public or private instrument, that may be pertinent, even being able to transact wherein necessary. (iv) Once both installments of the debt are paid and cancelled, the Mortgagor may request the Mortgagee for a public deed of release of the transaction.

5.2. Mr. Luis Juan Depetris Deflorian, pro se and on behalf of Asesorías e Inversiones Invermondo Limitada hereby releases for the sole effect of the execution of this Amendment of Option Contract, Exercise of Option and Purchase the constitution of the mortgage and prohibition identified in section 1.5 of clause first above. This mortgage and prohibition will be cancelled and released definitively against the payment of the second installment of the Overprice established in section 6.2 of the new clause sixth of the Deed Option. For these purposes, the Mortgagee binds itself to grant such declaration of cancellation and release of the mortgage and prohibition in the deed of receipt for payment of the Debt.

5.3. In the event that for any cause or reason RCR not meet the balance of the purchase price stated in subparagraph (ii) of subparagraph (a) of section 6.1 and / or the payment of the first installment of Overprice pointed out in letter a) of section 6.2, both of the new clause Sixth of the Deed Option, then RCR has a waiting period of 15 days from the date of expiry of the respective installment term to make up the payments. If as a result of failure to pay the balance of the Fixed Price and / or the Overprice then the Mortgagee does not receive payment for one or both installment of section 5.1 above, means that the Debt remains unpaid, totally of for remaining balance. Once RCR has been paid to the Mortgagor the first installment (pointed out in letter (a) of Section 6.2 of new clause Sixth of Deed Option), in case of noncompliance full and timely the payment to the Mortgagee of his part on that first installment, the Debt become due in full, resulting in the acceleration of it.

5.4. Furthermore, the Mortgagor and the Mortgagee expressly declare that RCR has no obligation of any kind for the Mortgagee with respect to the debt or any other type of obligation relative to the Transaction, RCR acting only and exclusively by instruction and mandate of the Mortgagor, in the terms indicated in this fifth clause. Likewise, the Mortgagee recognizes expressly that any notice and other acts that RCR promises to carry out in its favor in this contract constitute acts of mere liberality that do not constitute contractual obligations for RCR or that give rise to claims o an action on the part of the Mortgagee against RCR in case of omission, delay or imperfection in its fulfillment except those that may result from failure to comply the mandate that the Mortgagor has granted in this act to RCR, in favor of Mortgagee, that to materialize, integrated and timely, the payment of the Debt that is guaranteed with the mortgages and prohibition mentioned in this deed, once RCR pays the respective installment to the Mortgagor. The parties expressly declare tha Mr. JUAN LUIS DEPETRIS DEFLORIAN acting by himself or through its agents or attorneys or through INVERSIONES INVERMONDO LIMITADA partners, have not had any involvement in the negotiations which have taken place between Mr. MARIOLEONCIO CONTRERAS DEL VILLAR y RCR, so declares completely ignores the reasons, causes, circumstances and purposes that led to RCR and Offeror to modify the option agreement mentioned in clause first herein, in terms detail in this instrument.

SIXTH. CESSION OF RIGHTS

It is hereby convened that RCR will be authorized to assign either fully or partially the rights and obligations that arise for it from this Contract, the assignee becoming responsible for the same obligations that RCR contracts in this instrument and about which express record must be left in the assignment contract, for which it will suffice to send to the Offeror written notice about such assignment, to which a true copy of the assignment contract will be attached. The Offeror cannot assign any of its rights and obligations without the prior written consent of RCR.

SEVENTH. FORCE MAJEURE

It is hereby convened that the obligations assumed by RCR by virtue of this Contract in favor of the Offeror, specifically those relative to the payment of the price of purchase sale detailed in the sixth clause above, will be suspended in cases when events constitutive of Force Majeure occur according to the definition of such concept by Article 45 of the Civil Code, including events such as, but although this is not limitative, expropriation or confiscation of the facilities, fulfillment of orders or requirements of any governmental authority, opposition of the owners of superficial lands comprised by the Properties, acts of war, rebellion, sabotage and damages that result from them, fire, floods, earthquakes, explosions or accidents, popular riots, illegal strikes or other similar cause, whether of the same kind or nature or that have not been under the control of RCR, and that even exercising reasonable care could not have been prevented. This does not release RCR from its obligation of maintenance of the Properties, including the payment of the claim fees. RCR must give notice in writing to the Offeror and if pertinent, to the Mortgagee, of any event of Force Majeure within the period of ten calendar days, counted from the date on which such event occurred. Once the event has terminated RCR must also communicate it in writing, and the fulfillment of the obligations will be resumed immediately. In case of disagreement in the qualification of the eventual force Majeure, the Offeror may resort to the arbitrator appointed in this instrument, requesting what is considered convenient for its rights.

EIGHTH. OBLIGATIONS OF RCR UPON TERMNATION OF THE CONTRACT.

If for whatever reason the purchase sale offered is not implemented, RCR must deliver free to the Offeror the information obtained as a result or on occasion of the exploration made in accordance with this Contract both geological, of drillings, samplings, geophysics, analyses, core drills, grades, etc., the list given being merely exemplary. Likewise, RCR must clear the Properties to which this Contract refers and that will be the object of exploration completely from staff, constructions, installations, equipment, provisions and machinery. RCR must comply with these obligations within the maximum term of sixty days, counted as may be pertinent from the date on which it gives notice by certified letter of its decision of not persevering in the purchase sale contract offered or else when the period of effectiveness of the option expires.

NINETH. EXCHANGE RATE.

The quantities of currency expressed in dollars in this deed will be liquidated in pesos, national currency, at the Exchange rate of the observed dollar of the United States of America published in the Official Gazette on the day of the respective calculation, in accordance with what is provided in No. 6 of chapter I of the Compendium of International Exchange Rules. In the absence of such rate of exchange, the rate of Exchange to which reference is made in article 20 first paragraph of Law 18,010 will be applied.

TENTH. COMMUNICATIONS AND NOTICES.

Any notice or communication that one of the parties must send to the other as stipulated herein, and provided it does not contemplate a special form of notice, must be sent in writing, in Spanish, to the Offeror, and to the Mortgagee if pertinent and it will be considered delivered if the party notified receives it in its domicile indicated at the beginning of this Contract, or, if it is sent by certified mail, the remittance is made by a Notary Public with the rights prepaid and the letter is addressed to such party in its aforementioned domicile. In the notices by certified letter the party to whom it is addressed will be understood notified on the fifth business day after it is sent. Either of the parties can, through notice sent to the other party in the way foreseen in this Clause, change its domicile for the reception of such notices. The notices can also be sent by fax or electronic mail, but the original must be sent by Mail or by hand within the following twenty four hours.

ELEVENTH. MORTGAGE AND PROHIBITION.

In order to guarantee the proper fulfillment of this contract, RCR constitutes in favor of the Seller, for whom its representative accepts, second degree mortgage with respect to the Properties and prohibition to encumber, alienate o4r dispose in any way of the Properties, or enter into acts or contracts that limit or affect the tenancy, possession or4 ownership of the Properties without the prior and written consent of the Seller, including among the Properties the exploration concessions or mining claims that succeed or substitute such Properties, for which RCR must concur at the simple requirement of the Seller to the execution of the deeds that may be necessary to materialize such mortgages and prohibitions. Once the payment of the overprice is done or the Properties has been transferred to the Seller in accordance to sections 4.3 of clause forth hereinafter, the mortgage and prohibition will have no value or effect and the Registrar of Mines of Copiapó may be requested to release them. It is placed on record that upon release of the mortgage and prohibition constituted in favor of Luis Juan Depetris Deflorian and Inversiones Invermondo Limitada, as stipulated in sections 1.5 of clause first herein, this in accordance with the conditions indicated previously, the mortgage that through this clause is constituted will, only for that fact, become first degree mortgage, without the need of any declaration, which will be placed on record by the respective Registrar of Mines upon exhibition of this instrument.

TWELFTH. EXPENSES

The dues charged by the Notary and the Registrar of Mines and Real Estate shall be for account of RCR.

THIRTEENTH . ARBITRATION.

Should there arise any discrepancy, difficulty, difference of opinion or controversy between the parties in relation with the effectiveness of this Contract, the validity, interpretation, breach, partial fulfillment, execution or partial lack of execution or resolution thereof or any other cause in relation with this agreement, will be resolved by arbitration, hereby appointing for such purpose and in the order indicated Mr RAFAEL VERGARA GUTIERREZ, if he should be unable, Mr. JUAN LUIS OSSA BULNES and in defect of the latter Mr. CARLOS HOFFMANN CONTRERAS. If none of the above can accept the position, the respective arbitrator shall be appointed in accordance with the Regulations of Centro de Arbitrajes de la Cámara de Comercio de Santiago A.G., whose provisions are evidenced in the public deed of December 10, 1992 delivered in the Notary of Santiago of Mr. Sergio Rodríguez Garcés, and its subsequent modifications that form an integral part of this clause, the parties declare they know and accept. The parties shall appoint the arbitrator ex aequo et bono by mutual agreement and in case of disagreement, the parties grant special irrevocable mandate to Camara de Comercio de Santiago A.G., so that, at the written request of either of them, he may appoint the arbitrator ex aequo bono from among the members of the arbitral corps of Centro de Arbitrajes of that Chamber and who is or has been Professor of Mining Law of any of the Faculties of Law of the Universidad de Chile or Universidad Católica de Chile, or, otherwise a Professor of Civil Law of any of such Faculties. There will be no appeal against the resolutions of the arbitrator, so that the parties expressly waive them. The Arbitrator will be especially authorized to resolve any matter related with his competence and/or jurisdiction

FOURTEENTH. JURISDICTION.

For all legal purposes that can be derived from this agreement, the parties establish their domicile in the city of Santiago.

FIFTEENTH. FACULTY.

The bearer of a certified copy of this deed is empowered to request the registrations, subregistrations and annotations in the Registrars that may be relevant. Messrs. Jorge Christian Quinzio Santelices and Marcelo Antonino Olivares Cabrera are also authorized so that either of them may correct the errors of citation or omission in the parts where they may have incurred in this Contract with respect to the identification of the Properties and for this purpose may present one or more memoranda with the respective Registrar and/or deliver or sign deeds or public or private instruments which are necessary or convenient.

AUTHORITIES: The authority of Mr. FRANCISCO SCHUBERT SEIFFERT and of Mr. MARCELO ANTONINO OLIVARES CABRERA to appear on behalf of RIO CONDOR RESOURCES S.A. is evidenced in public deed delivered on December 15, 2009 in the Notary of Santiago of Mrs. Antonieta Mendoza Escalas, which is not inserted as it is known to the parties and to the attesting Notary.

The authority of Mr. LUIS JUAN DEPETRIS DEFLORIAN to appear on behalf of Asesorías e Inversiones Invermondo Limitada is evidenced in public deed delivered on March 11 2003, delivered in the Notary Public of Santiago of Mr . Enrique Morgan Torres, which is not inserted as it is known to the parties and to the Attesting Notary.

IN WITNESS WHEREOF, after reading, this is signed. Copy is given.

/s/ Francisco Schubert Seiffert
On behalf of Rio Condor Resources S.A.

/s/ Marcelo Antonino Olivares Cabrera
On behalf of Rio Condor Resources S.A.

/s/ Mario Leoncio Contreras Villar

/s/ Luis Juan-Depetris Deflorian
By himself and on behalf of Asesorias e Inversiones Invermondo
Limitada